UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/21/2007

Tesco Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28778

Alberta	76-0419312
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3993 West Sam Houston Parkway North
Suite 100
Houston, TX 77043-1211
(Address of principal executive offices, including zip code)

713-359-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 21, 2007, Tesco Corporation and Tesco US Holding LP, an indirect, wholly-owned subsidiary of Tesco Corporation (collectively, the "Company"), entered into an amendment to an amended and restated credit agreement (the "Amendment") with the Company's existing lenders and JPMorgan Chase Bank, N.A., as administrative agent for the lenders. The Amendment modifies certain provisions of the amended and restated credit agreement (the "Agreement") among the Company and lenders dated June 5, 2007, which agreement was attached as an exhibit to a Current Report on Form 8-K filed with the SEC on June 6, 2007.

The Amendment decreases the minimum amount of increase in the revolving commitments from $10,000,000 to $5,000,000. It also exercises the accordion feature in the Agreement to make an additional $45,000,000 available to the Company. The term of the Agreement remains unchanged and will be due and payable on June 5, 2012. Each letter of credit shall expire at or prior to the close of business on the date that is five business days prior to the maturity date of the Agreement.

The foregoing summary is qualified in its entirety by reference to the Amendment, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1 First Amendment to Amended and Restated Credit Agreement, dated as of December 21, 2007 among Tesco US Holding LP, a Nevada limited partnership, as US Borrower, Tesco Corporation, a corporation governed by the laws of Alberta, Canada, as Canadian Borrower, the Lenders named therein and JPMorgan Chase Bank, N.A. as Administrative Agent.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tesco Corporation

Date: December 26, 2007	By:	/s/ James A. Lank
James A. Lank
General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	Amendment to Credit Agreement